Exhibit 99

NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC. 9033 Red Branch Road, Columbia, MD 21045

AT THE COMPANY:
William P. Hales, President & CEO
(443) 367-5500 Tel.
(443) 367-5527 Fax

FOR IMMEDIATE RELEASE May 16, 2005	OTC: HMGN.OB

HEMAGEN REPORTS SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, today reported operating results for the second fiscal quarter and six-months ended March 31, 2005 as compared to the prior year. For the three-month period ended March 31, 2005, the net loss was $349,000 or ($0.02) per share, compared to a net loss of $386,000 or ($0.04) per share for the period ended March 31, 2004. For the six-month period ended March 31, 2005, the net loss was $584,000 or ($0.04) per share as compared to a loss of $960,000 or ($0.10) per share for the same period ended March 31, 2004.

After adjusting for non-cash charges including depreciation, amortization, and non-cash interest, the net loss for the quarter ended March 31, 2005 was $215,000 compared to a net income of $173,000 for the quarter ended March 31, 2004. The net loss after adjusting for non-cash charges including depreciation, amortization, and non-cash interest was $318,000 for the six months ended March 31, 2005 as compared to a net income of $105,000 for the six months ended March 31, 2004.

Revenues for the quarter ended March 31, 2005 were $1,987,000 as compared to revenues of $2,003,000 for the quarter ended March 31, 2004, a decrease of $16,000 or 1%. Revenues for the six-month period ended March 31, 2005 were $3,765,000 as compared to revenues of $3,653,000 for the six-month period ended March 31, 2004, an increase of $112,000 or 3%. This increase is primarily attributed to higher sales at the Company’s Raichem division of approximately $196,000 offset by lower sales with the Company’s Analyst and Endocheck veterinary product lines.

Gross Margins decreased to 20% in the quarter ended March 31, 2005 as compared to 40% for the quarter ended March 31, 2004. Gross margins decreased to 24% in the six-month period ended March 31, 2005 as compared to 37% for the six-month period ended March 31, 2004. Lower margins in the current period resulted from lower production levels and increased manufacturing costs.

At March 31, 2005, Hemagen had working capital of $2,959,000 and a current ratio of 2.9 to 1.0, compared to working capital of $3,334,000 and a current ratio of 4.2 to 1.0, at March 31, 2004. Hemagen had $206,000 of cash on hand at March 31, 2004, as compared to cash on hand of $539,000 at March 31, 2004.

William P. Hales, President and CEO, said, “We are pleased with the increase in revenues year to date with our Raichem division and are working on several contracts that will allow us to continue this trend. We believe, the reduction in Analyst sales year to date is mainly timing and not indicative of a long term trend with that product line. Although margins were lower than the previous year, we are committed to improving our manufacturing capabilities and improving our efficiency going forward.”

HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Revenues	$1,987,000	$2,003,000	$3,765,000	$3,653,000

Costs and Expenses:
Cost of Product sales	1,592,000	1,204,000	2,865,000	2,315,000
Research and development	80,000	62,000	142,000	110,000
Selling, general and administrative	562,000	596,000	1,134,000	1,170,000

Operating Income (Loss)	(247,000)	139,000	(376,000)	57,000

Other expenses, net	(97,000)	(506,000)	(192,000)	(997,000)

Net loss before income taxes	$(343,000)	$(367,000)	$(568,000)	$(941,000)

Income tax expense	(5,000)	(19,000)	(16,000)	(19,000)

Net loss	$(349,000)	$(386,000)	$(584,000)	$(960,000)

Net loss per share-Basic and Diluted	$(0.02)	$(0.04)	$(0.04)	$(0.10)

RECONCILIATION OF EARNINGS BEFORE NON-CASH CHARGES FOR THE THREE
AND SIX-MONTH PERIODS ENDED MARCH 31, 2005 AND MARCH 31, 2004 (UNAUDITED)

	Three Months Ended		Six Months Ended
	March 31, 2005	March 31, 2004	March 31, 2005	March 31, 2004
Net loss	$(349,000)	$(386,000)	$(584,000)	$(960,000)
Adjusted for:
Depreciation and Amortization	116,000	155,000	233,000	311,000
Non-cash amortization of debt
discount	18,000	404,000	33,000	754,000
Other non-cash charges	--	--

Net Income (Loss) before non-cash charges
	(215,000)	173,000	(318,000)	105,000

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases, a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM, the Analyst®, an FDA-cleared Benchtop Clinical Chemistry System used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing both physicians’ office laboratories and veterinarians’ offices. Hemagen’s products are used in many of the largest laboratories, hospitals and blood banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The Company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became publicly traded in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.